Exhibit 99.1

Strongest Fourth Quarter Ever Lands Oasys Mobile in Top Ten of Mobile Gaming Revenue Generators
Wednesday February 14, 8:00 am ET

Q4 Data From Telephia, Inc. Confirms Oasys's Upward Path

RALEIGH, N.C.--(BUSINESS WIRE)--Oasys Mobile, Inc. (OTCBB:OYSM), a leading provider of premium mobile media content, continued to reap the rewards of its strongest quarter ever, with news that its Q4 2006 revenues placed it among the Top 10 of all mobile gaming publishers. The data was released by Telephia, Inc., the world's largest provider of syndicated consumer research to the telecom and mobile media markets.

"This is excellent news and a great way to cap off our best quarter. Oasys Mobile experienced over 20 percent consecutive growth from third to fourth quarter of 2006, and 30 percent fourth quarter growth from 2005 to 2006," said Doug Dyer, CEO Oasys Mobile. "We're confident that with new deals in the works that will allow us to bring top-selling titles to the mobile market, we'll continue to be among the biggest revenue generators in the mobile entertainment industry for 2007 and beyond."

Key to Oasys' Top Ten showing were sales of its popular titles, particularly in the Card/Casino genre. According to Telephia, Oasys Mobile was one of the leading publishers within the Card/Casino mobile game genre last quarter, securing a 21 percent share of revenues.

Telephia's role in the industry is to provide reliable technology-based metrics on what consumers are actually viewing and purchasing today. Telephia is the only source of point-of-sale data culled directly from consumer bills - 35,000 wireless subscriber bills scraped each month.

About Oasys Mobile, Inc.

Oasys Mobile, Inc. is a leading publisher, developer and aggregator of premium mobile games, mobile media applications and services. Oasys Mobile content is distributed through an extensive global Carrier network as well its consumer portal, www.OasysMobile.com. Through its white-label services, Oasys Mobile also helps Carriers and other content companies expand their customer base by incorporating rich mobile content into their product and brand offerings. For more information, see www.oasysmobileinc.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Oasys Mobile's business, products and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products and financial results is included in Oasys Mobile's annual report on Form 10-K for the year ended December 31, 2005, and in reports subsequently filed by Oasys Mobile with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Oasys Mobile's website at www.oasysmobileinc.com. Oasys Mobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

Jennifer S Hock
Senior Marketing Manager
Oasys Mobile, Inc.
919.807.5617 - ph
919.247.8791 - cell
jennifer.stephens@oasysmobile.com
www.oasysmobile.com